Exhibit 21

SUBSIDIARIES OF CHAMPIONS ONCOLOGY, INC.

Name Incorporated in

Champions Oncology UK Limited            United Kingdom
Champions Oncology, Israel, Limited        Israel
Champions Oncology, SRL            Italy